Exhibit 99.1

 Benihana Inc. Fiscal Fourth Quarter Comparable Sales Increased 7.2%

    MIAMI--(BUSINESS WIRE)--April 8, 2005--Benihana Inc. (NASDAQ:BNHNA and BNHN), operator of one of the nation's largest chains of Asian restaurants, today announced a 7.2% increase in company-wide comparable sales for the fiscal fourth quarter (12 weeks) ended March 27, 2005. Comparable sales for all of fiscal 2005 increased 5.2%.
    Total sales for the fiscal fourth quarter increased 8.4%, to $54.4 million, and for the fiscal year rose 7.7%, to $216.8 million.
    The teppanyaki Benihana restaurants increased comparable sales for the fourth quarter by 7.5%, and comps at RA Sushi advanced 16.2%. Haru, which has experienced especially strong sales gains in recent years at its five restaurants in Manhattan, posted a 2.5% decline. A new Haru restaurant opened in the fourth quarter in the Gramercy Park area of Manhattan.
    For fiscal 2005, comparable sales at the teppanyaki restaurants increased 5.0%, reflecting increased traffic and menu price increases averaging 2%-3% effected at the beginning of the second quarter. RA Sushi comparable sales for the year increased 12.8%, and Haru comparable sales rose 2.5%.
    The company also announced that it has acquired the franchised Benihana teppanyaki restaurant located in Anchorage, Alaska.

    About Benihana

    Benihana, now in its 41st year and one of the nation's largest chains of Asian restaurants, currently operates 71 restaurants nationwide, including 56 Benihana teppanyaki restaurants, six Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are six restaurants - two Benihana teppanyaki restaurants, one Haru unit and three RA Sushi restaurants. In addition, a total of 22 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release, including the litigation commenced by Benihana of Tokyo, Inc.

    CONTACT: Benihana Inc.
             Joel A. Schwartz / Michael R. Burris, 305-593-0770 or
             Anreder & Company
             Steven Anreder, 212-532-3232